EXHIBIT 10.10


        SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS
                             AS OF FEBRUARY 28, 2005


     The following summarizes the current compensation and benefits received by the Company's non-employee directors as of February 28, 2005. This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Retainer

     Non-employee directors each receive an annual retainer fee of $16,000. The Chairman of the Audit Committee receives an annual retainer of $12,000 and the chairman of each of the Compensation Committee, Corporate Governance/Nominating Committee and Diversity Committee receives an annual retainer of $4,000. A director that chairs more than one committee receives a retainer with respect to each Committee he chairs. All of the retainers are paid on a quarterly basis.


Meeting Fees

      Per meeting fees for non-employee directors are as follows:

- For meetings of the Board of Directors, Compensation Committee, Corporate Governance/Nominating Committee and Diversity Committee, $1,000.

- For meetings of the Audit Committee, $2,000. In addition, the Chairman gets an additional $1,000 for preparing to conduct each quarterly meeting.

Equity Compensation

     Under the terms of the Company's 2004 Stock Incentive Plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. However, the Company does not make any such awards to non-employee directors under its current compensation practices.

     All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.